Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Cascade Bancorp on Amendment No. 1 to Form S-4 of our report dated March 14, 2013 on the consolidated financial statements and effectiveness of internal control over financial reporting of Home Federal Bancorp, Inc. and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Cleveland, Ohio

January 21, 2014